                                                                    EXHIBIT 99.1

NEWS RELEASE -- For Immediate Release                             [VISTEON LOGO]

VISTEON, FORD SIGN DEFINITIVE AGREEMENTS FOR NEW BUSINESS ARRANGEMENT; ANTICIPATE COMPLETING TRANSACTION OCT. 1

VAN BUREN TOWNSHIP, Mich., Sept. 13, 2005 - Visteon Corporation (NYSE: VC) announced today that it has signed definitive agreements with Ford Motor Company, outlining terms and conditions of a new business arrangement announced by the two companies on May 25, 2005. Visteon and Ford anticipate closing the transaction on Oct. 1.

The definitive agreements are closely aligned with the memorandum of understanding (MOU) announced by Visteon and Ford on May 25, covering significant structural changes to Visteon's North American manufacturing operations, including the transfer of 23 facilities to a Ford-managed legal entity, Automotive Components Holdings, LLC. The transaction will increase Visteon's competitiveness by streamlining and improving the cost structure of its North American operations.

"This is an important step on our path to creating a more competitive North American structure, a more diversified customer portfolio and a balanced global footprint to ensure we are a profitable, globally competitive supplier," said Visteon Chairman and Chief Executive Officer Mike Johnston. "As we move closer to completing this transaction, we are progressing with plans for significant additional restructuring actions over the next several years to achieve our goal of being a winning automotive supplier. Throughout this transition, we remain focused on providing our customers with high-quality products and services."

Visteon will create a new organization focused on supporting the operations of Automotive Components Holdings in areas such as manufacturing, customer support, product development, materials management/purchasing, quality, finance, human resources, information technology and facilities management.

Jim Palmer, Visteon executive vice president and chief financial officer, said Visteon and Ford have worked diligently to define how Visteon will support Automotive Components Holdings after the transaction is completed. "We anticipate that approximately 5,000 salaried Visteon employees in North America will support Automotive Components Holdings, which will reimburse Visteon for the cost of these employees," Palmer said. "Our focus throughout this process has been to ensure that the mutual goals of Visteon and Automotive Components Holdings are achieved."

The agreements will reshape Visteon from a company that had $18.7 billion in revenue in 2004 to a leaner, more competitive $11.4 billion organization, based on estimated 2005 pro forma revenue. Visteon will focus its engineering and capital resources on products that have been generating significant new business with major vehicle manufacturers - interiors, climate control and electronics, including lighting. Visteon has significant global scale in these products and intends to strengthen its position through a more focused investment in capital, people and technology.

When the transaction is completed, the plants and facilities that Visteon will transfer to Automotive Components Holdings include 13 facilities in Michigan; two each in Ohio and Tennessee; one each in Indiana, Missouri and Oklahoma; and three in Mexico. (See attached list.)

Contact(s):
MEDIA INQUIRIES        INVESTOR INQUIRIES           Visteon Corporation
Jim Fisher             Derek Fiebig                 One Village Center Drive
734-710-5557           734-710-5800                 Van Buren Twp., Mich., 48111
jfishe89@visteon.com   dfiebig@visteon.com

Visteon expects to recognize a significant gain related to the closing of the transaction, primarily associated with the relief of liabilities pertaining to the new business arrangement. This gain is expected to be well in excess of the $1.1 billion non-cash charge related to the transaction that Visteon reported for the second quarter 2005.

Visteon and Ford have received U.S. anti-trust and union approvals for the transaction.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels including the global automotive aftermarket. Visteon has about 70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 24 countries.

                                       ###

      Visteon news releases, photographs and product specification details are available at www.visteon.com

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including the automotive vehicle production volumes and schedules of our customers, and in particular Ford's North American vehicle production volumes; our ability to close the transactions that are contemplated in the agreements with Ford; implementing structural changes that result from the closing of the transactions contemplated by the Ford agreements in order to achieve a competitive and sustained business; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our credit agreements; the results of the investigation being conducted by Visteon's Audit Committee and the company's inability to make timely filings with the SEC; the financial distress of our suppliers; our successful execution of internal performance plans and other cost-reduction and productivity efforts; charges resulting from restructurings, employee reductions, acquisitions or dispositions; our ability to offset or recover significant material surcharges; the effect of pension and other post-employment benefit obligations; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the year-ended December 31, 2004). We assume no obligation to update these forward-looking statements.

UPON COMPLETION OF THE FORD TRANSACTION, VISTEON WILL TRANSFER THE FOLLOWING FACILITIES (IN ALPHABETICAL ORDER BY LOCATION):

Plants-17
Other facilities-6

PLANTS

Autovidrio Plant - Mexico (glass)
Chesterfield Plant - Chesterfield Twp, Mich. (seating foam)
El Jarudo Plant - Mexico (powertrain)
Indianapolis Plant - Indianapolis, Ind. (steering components)
Kansas City Plant - Kansas City, Mo. (IP/lamp final assembly & sequencing) Lamosa Plant I & II - Mexico (chassis)
Milan Plant-Milan, Mich. (powertrain)
Monroe Plant-Monroe, Mich. (chassis)
Nashville Glass Plant - Nashville, Tenn. (glass)
Rawsonville Plant - Ypsilanti, Mich. (powertrain)
Saline Plant - Saline, Mich. (interiors)
Sandusky Plant - Sandusky, Ohio (lighting/air induction/fuel vapor storage) Sheldon Road Plant - Plymouth, Mich. (climate)
Sterling Plant - Sterling Heights, Mich. (chassis)
Tulsa Glass Plant - Tulsa, Okla. (glass)
Utica Plant - Shelby Twp, Mich. (interiors, exteriors)
Ypsilanti Plant - Ypsilanti, Mich. (chassis)

RESEARCH, TESTING AND OTHER FACILITIES

Bellevue Facility - Bellevue, Ohio (aftermarket parts & distribution) Carlite Warehouse - Lebanon, Tenn. (glass distribution center)
Commerce Park South - Bldg D-Dearborn, Mich. (chassis engineering/glass lab) Glass Systems Main Office - Allen Park, Mich. (glass)
Product Assurance Center - Dearborn, Mich. (research & development, testing) Technical Center - Dearborn, Mich. (research & product development, support)